Exhibit 3.04
                                                                    ------------

                               ARTICLES OF MERGER
                                       OF
                             BOULDER BREWING COMPANY
                            ( a Colorado corporation)
                                       AND
                           BOULDER ACQUISITIONS, INC.
                             (a Nevada corporation)

To the Secretary of State
State of Colorado

Pursuant to the provisions of the Colorado Business Corporation Act, the domestic corporation herein named does hereby submit the following Articles of Merger.

FIRST: Annexed hereto and made a part hereof is the Plan of Merger for merging Boulder Brewing Company with and into Boulder Acquisitions, Inc., as approved by resolution adopted at a meeting by the Board of Directors of Boulder Brewing Company on August 24, 2001 and by resolution adopted at a meeting by the Board of Directors of Boulder Acquisitions, Inc. on September 10, 2001.

SECOND: The number of votes cast for the Plan of Merger by each voting group of Boulder Brewing Company entitled to vote separately on the merger was sufficient for approval by that voting group.

THIRD: The merger herein provided for is permitted by the laws of the jurisdiction of organization of Boulder Acquisitions, Inc. and is in compliance with said laws.

FOURTH: The address, wherever located, of the principal office of the surviving corporation is 211 West Wall St., Midland, Texas 70701.

Executed on this 10th day of September 2001.

Boulder Brewing Company

By:  /S/ Glenn A. Little
- ------------------------
Glenn A. Little
President

Boulder Acquisitions, Inc.

By:  /S/ Glenn A. Little
- ------------------------
Glenn A. Little
President